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Exhibit 99.1

WHITE MOUNTAINS BOOK VALUE PER SHARE RISES TO $309

HAMILTON, Bermuda (April 30, 2004)—White Mountains Insurance Group, Ltd. ended the first quarter of 2004 with a fully converted tangible book value per share of $309, up 6% from year end and 16% from the first quarter of 2003.

Net income available to common shareholders was $96 million for the quarter, up from $91 million in the comparable period of 2003. Comprehensive net income for the quarter more than doubled to $194 million from $92 million in the first quarter of 2003.

During the quarter, the company announced it is leading with Berkshire Hathaway an investor group that will acquire Safeco Life & Investments for $1.35 billion. White Mountains will invest $200 million in the transaction, which is expected to close in the third quarter. The company also closed the Atlantic Specialty and Sierra acquisitions during the quarter. The Sierra acquisition resulted in an extraordinary gain of $9 million in the quarter. In addition, the Sirius acquisition closed in April.

CEO Ray Barrette said, "We executed well in the first quarter. OneBeacon and Folksamerica continue to produce superior underwriting results, while adding value through the Atlantic Specialty, CNA Re and Sierra transactions. We added a new reporting segment to reflect the growing importance of Esurance, our Internet-based insurance business. Esurance reached the break-even profitability point in the first quarter and we expect it to achieve substantial growth in earnings and premiums in the coming years. Investments continue to add significant value both in absolute and relative terms and contributed significantly to our comprehensive net income for the quarter."

OneBeacon

OneBeacon's pre-tax income for the first quarter of 2004 was $143 million, compared to pre-tax income of $138 million for the first quarter of 2003. The GAAP combined ratio was 96% for the first quarter of 2004 compared to 97% for the first quarter of 2003. Compensation accruals reflecting the rise in White Mountains stock price added $21 million of expenses in the quarter compared to the same period last year. Net written premiums for the first quarter of 2004 were $691 million, up 40% from $494 million in the first quarter of last year. The Atlantic Mutual transaction added $203 million in net written premiums in the quarter, $135 million of which was from the addition of unearned premiums at closing.

John Cavoores, President and CEO of OneBeacon, said, "We are pleased with our underwriting performance so far this year. For the quarter, the GAAP combined ratio was 96%. Our net written premiums are now growing rapidly with the addition of the Atlantic Mutual business. Also, our existing specialty businesses grew 25%, driven by AutoOne, OneBeacon Professional Partners and International Marine Underwriters."

Reinsurance

Pre-tax income for White Mountains' Reinsurance segment was $48 million for the first quarter of 2004, compared to $44 million for the first quarter of 2003. Improved earnings at Folksamerica drove the increase.

The GAAP combined ratio for the Reinsurance segment was 93% in the first quarter of 2004, compared to 94% in the comparable quarter of 2003. Net written premium in the segment declined 13% from the first quarter of 2003 to the first quarter of 2004, reflecting the non-renewal of several large treaties due to unacceptable terms, partially offset by an increase in business generated from the CNA renewal rights transaction which closed in October 2003.

Steve Fass, President and CEO of White Mountains Re, said, "Our reinsurance businesses are performing well. Folksamerica continues to produce a solid underwriting profit and our White

Mountains Underwriting unit is making a terrific contribution, earning $21 million of fee income in the quarter. Furthermore, the Sirius acquisition will significantly expand our earning power and international presence, most notably in Western Europe."

White Mountains' Reinsurance segment consists of Folksamerica, White Mountains Underwriting and Fund American Re. Beginning in the second quarter of 2004, it will also include Sirius and the new reinsurance holding company, White Mountains Re.

Esurance

Esurance achieved break-even profitability in the first quarter of 2004, compared to a pre-tax loss of $4 million in the first quarter of last year. The GAAP combined ratio was 106% in the first quarter of 2004, compared to 134% for the first quarter of the prior year. Net written premiums continued to grow rapidly, up 84% to $45 million in the first quarter.

Gary Tolman, President and CEO of Esurance, said, "This is a break-out year for Esurance. We have become one of the fastest growing personal auto insurance companies in the United States. Our break even results for this quarter were a little earlier in the year than expected. We expect to be a strong contributor to White Mountains' profitability in the years to come."

Other Operations

White Mountains' other operations segment reported a pre-tax loss of $77 million for the first quarter of 2004, compared to a pre-tax loss of $31 million for the first quarter of 2003. The losses reported in this segment are principally the result of financing, purchase accounting and compensation expenses at the holding company level.

The incentive compensation accrual included in the other operations increased from $4 million in the first quarter of 2003 to $24 million in the first quarter of 2004. This increase was principally due to the appreciation in the price of White Mountains' stock from $460 at the end of last year to $524.50 at the end of the first quarter of this year. In addition, a change in accounting for preferred stock, adopted in the third quarter of 2003, required the company to report as interest expense $11.5 million of dividends and accretion that had previously been reported below the pre-tax income line. Finally, in the fourth quarter of 2003, the company purchased assets denominated in Swedish Kronor to hedge the cost of funding the purchase of Sirius. U.S. GAAP accounting requires the decrease or increase in the value of a foreign currency relative to the U.S. Dollar to be recorded as a realized loss or gain even when done for this purpose. Therefore, White Mountains recorded a loss of $14 million in the first quarter to reflect the weakening Krona valuation versus the US dollar.

Investment Activities

The GAAP total return on invested assets for the quarter was 3.3%, including the investment in Montpelier Re. Excluding Montpelier Re, the total return on invested assets was 2.1%.

John Gillespie, President of White Mountains Advisors, said, "The bond market rallied during the first quarter, which gave a lift to our results. However, this has turned around in April with rates moving up sharply as the signs of inflation are starting to show. We expect rates to continue to rise over the next few years and, therefore, are continuing to keep our fixed maturity portfolio duration short at about 3 years. We do not believe going any shorter than this makes sense as the give up in yield is too significant given the steepness of the short end of the curve. We had solid returns on our equity investments."

Net investment income was $71 million in the quarter, down 10% from last year due to the runoff of reserves in the non-core operations of OneBeacon. Realized gains were relatively consistent with the prior year, while unrealized gains, after-tax, increased $99 million in the quarter, adding $9 to book value per share. The change in accounting for Montpelier Re, described below, created $33 million of the after-tax unrealized gain, or $3 per share.

Changes in Presentation

During the first quarter of 2004, White Mountains sold 4.5 million common shares of Montpelier Re and purchased 2.4 million warrants to buy common shares of Montpelier Re in the future. The net effect was to reduce our fully diluted ownership to 18%. Based on this ownership level and a reduced number of White Mountains representatives on the Montpelier Re board, the Company changed the method of accounting for its investment in Montpelier Re from the equity method to the fair value method. White Mountains also adopted FIN 46 in the quarter, which required the consolidation of New Jersey Skylands, which is now included in the OneBeacon segment. The Company's economic exposure to the New Jersey auto market remains limited to the surplus notes invested in the reciprocal. The Company modified its segment presentation to include Esurance as a new segment to reflect the growing significance of that business, as well as its separate and distinct operation. Several changes were also made to the supplemental data provided on page 9. First, AutoOne is now included in the Specialty sub-segment of OneBeacon, which better captures the nature of that business, as well as its separate and distinct operation from the Personal Lines business, where it had previously been presented. Second, the results for the Reinsurance segment are now provided in total, whereas before the schedule displayed the results for Folksamerica, which is a component of the Reinsurance segment. This is to account for the changing profile of that segment to a global business with operations in multiple locations under the leadership of Steve Fass. Finally, results for the Esurance segment were added to the schedule.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before Wednesday May 5, 2004 and urges shareholders to refer to that document for more complete information concerning White Mountains' financial results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The information contained in this earnings release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "will", "believe," "intend," "expect," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

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  growth in book value per share or return on equity;

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  business strategy;

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  financial and operating targets or plans;

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  incurred losses and the adequacy of its loss and loss adjustment expense reserves;

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  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

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  expansion and growth of our business and operations; and

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  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

  —
  the failure of White Mountains to complete any or all of its recently announced acquisitions or, if White Mountains completes any such acquisition, the failure of any or all of such completed acquisitions to add value or to enhance White Mountains' business;

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  claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

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  the continued availability of capital and financing;

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  general economic, market or business conditions;

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  competitive forces, including the conduct of other property and casualty insurers and reinsurers

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  changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients;

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  an economic downturn or other economic conditions, such as changes in foreign currency exchange rates, adversely affecting its financial position;

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  loss reserves established subsequently proving to have been inadequate; and

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  other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions, except share and per share amounts)

	(Unaudited) March 31, 2004		December 31, 2003
Assets
Fixed maturity investments, at fair value	$6,879.1		$6,248.1
Short-term investments, at fair value	1,024.9		1,546.6
Common equity securities, at fair value	779.9		513.6
Other investments	379.6		239.2

Total investments	9,063.5		8,547.5
Reinsurance recoverable on unpaid losses	3,554.3		3,473.8
Reinsurance recoverable on paid losses	128.5		121.7
Insurance and reinsurance premiums receivable	926.8		779.0
Deferred acquisition costs	268.4		233.6
Ceded unearned premiums	198.3		185.3
Investment in unconsolidated insurance affiliate(s)	152.7		515.9
Accounts receivable on unsettled investment purchases	59.5		9.1
Other assets	1,144.8		1,105.1

Total assets	$15,496.8		$14,971.0

Liabilities
Loss and loss adjustment expense reserves	$8,055.8		$7,728.2
Unearned insurance and reinsurance premiums	1,571.5		1,409.4
Debt	824.8		743.0
Preferred stock subject to mandatory redemption	198.5		194.5
Funds held under reinsurance treaties	172.3		211.9
Ceded reinsurance payable	144.0		127.7
Accounts payable on unsettled investment purchases	103.1		371.6
Other liabilities	1,246.2		1,205.5

Total liabilities	12,316.2		11,991.8

Common Shareholders' Equity
Common shares and paid-in surplus	1,423.5		1,407.1
Retained earnings	1,372.8		1,286.4
Accumulated other comprehensive income, after tax:
Unrealized gains on investments	384.7		286.0
Unrealized foreign currency translation losses	(.4)		(.3)

Total common shareholders' equity	3,180.6		2,979.2

Total liabilities and common shareholders' equity	$15,496.8		$14,971.0

Common shares outstanding (000's)	9,046	sh	9,007	sh
Common and equivalent shares outstanding (000's)	10,820	sh	10,782	sh

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE
(Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Book value per share numerators (in millions of dollars):
Common shareholders' equity	$3,180.6	$2,979.2	$2,485.2
Proceeds from assumed exercise of outstanding Warrants	300.0	300.0	300.0
Assumed conversion of convertible preference shares to common shares	—	—	230.5
Benefits to be received from share obligations under employee benefit plans	8.6	7.0	7.6
Remaining adjustment of subsidiary preferred stock to face value	(121.5)	(125.5)	(136.0)

Book value per share numerator	3,367.7	3,160.7	2,887.3
Goodwill of consolidated limited partnership investments	(20.1)	(20.3)	—

Fully converted tangible book value per common and equivalent share numerator	$3,347.6	$3,140.4	$2,887.3

Book value per share denominators (in thousands of shares):
Common Shares outstanding	9,045.5	9,007.2	8,351.4
Common Shares issuable upon exercise of outstanding Warrants	1,724.2	1,724.2	1,714.3
Assumed conversion of convertible preference shares to common shares	—	—	678.0
Share obligations under employee benefits plans	50.0	50.6	61.9

Fully converted tangible book value per common and equivalent share denominator	10,819.7	10,782.0	10,805.6

Book value per share	$311.25	$293.15	$262.08
Fully converted tangible book value per common and equivalent share	$309.39	$291.27	$266.96

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(millions, except per share amounts)

	(Unaudited) Three Months Ended March 31,
	2004	2003
Revenues:
Earned insurance and reinsurance premiums	$831.9	$803.0
Net investment income	71.0	78.6
Net realized gains on investments	61.8	58.2
Other revenue	58.4	29.7

Total revenues	1,023.1	969.5

Expenses:
Loss and loss adjustment expenses	523.3	522.6
Insurance and reinsurance acquisition expenses	156.7	157.9
Other underwriting expenses	114.9	99.6
General and administrative expenses	81.7	15.6
Accretion of fair value adjustment to loss and loss adjustment expense reserves	10.1	14.2
Interest expense on debt	11.3	13.6
Interest expense—dividends on preferred stock subject to mandatory redemption	7.6	—
Interest expense—accretion on preferred stock subject to mandatory redemption	3.9	—

Total expenses	909.5	823.5

Pretax income	113.6	146.0
Tax provision	(44.9)	(46.1)

Net income before minority interest, equity in earnings of unconsolidated affiliates and extraordinary item	68.7	99.9
Accretion of subsidiary preferred stock to face value	—	(3.1)
Dividends on subsidiary preferred stock	—	(7.6)
Equity in earnings of unconsolidated insurance affiliates	18.2	12.9

Net income before extraordinary item	86.9	102.1
Excess of fair value of acquired net assets over cost — Sierra Group	8.6	—

Net income	95.5	102.1

Net change in unrealized gains on investments	98.7	(9.5)
Net change in foreign currency losses	(.1)	(.7)

Comprehensive net income	$194.1	$91.9

Computation of net income available to common shareholders:>
Net income	$95.5	$102.1
Redemption value adjustment—Convertible Preference Shares	—	(11.5)

Net income available to common shareholders	$95.5	$90.6

Basic earnings per common share:
Net income before extraordinary item	$9.64	$10.94
Net income	10.59	10.94
Diluted earnings per common share:
Net income before extraordinary item	$8.52	$9.92
Net income	9.36	9.92

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT INCOME STATEMENT
(in millions)

For the Three Months Ended March 31, 2004

	OneBeacon	Reinsurance	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$591.7	$204.5	$35.7	$—	$831.9
Net investment income	51.4	11.5	0.4	7.7	71.0
Net realized gains on investments	67.7	3.7	0.5	(10.1)	61.8
Other revenue	44.0	20.6	1.1	(7.3)	58.4

Total revenues	754.8	240.3	37.7	(9.7)	1,023.1

Expenses:
Loss and loss adjustment expenses	371.3	128.2	26.3	(2.5)	523.3
Insurance and reinsurance acquisition expenses	111.4	40.9	4.4	—	156.7
Other underwriting expenses	87.4	20.0	7.0	0.5	114.9
General and administrative expenses	41.9	3.2	—	36.6	81.7
Accretion of fair value adjustment to loss and lae reserves	—	—	—	10.1	10.1
Interest expense on debt	0.1	0.5	—	10.7	11.3
Interest expense—dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	11.5	11.5

Total expenses	612.1	192.8	37.7	66.9	909.5

Pretax income (loss)	$142.7	$47.5	$—	$(76.6)	$113.6

For the Three Months Ended March 31, 2003

	OneBeacon	Reinsurance	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$569.1	$207.3	$18.7	$7.9	$803.0
Net investment income	63.6	13.0	1.1	0.9	78.6
Net realized gains on investments	57.5	1.7	0.3	(1.3)	58.2
Other revenue	5.7	19.6	0.5	3.9	29.7

Total revenues	695.9	241.6	20.6	11.4	969.5

Expenses:
Loss and loss adjustment expenses	367.7	133.4	15.7	5.8	522.6
Insurance and reinsurance acquisition expenses	105.0	47.4	4.5	1.0	157.9
Other underwriting expenses	78.5	13.8	4.8	2.5	99.6
General and administrative expenses	6.9	2.9	—	5.8	15.6
Accretion of fair value adjustment to loss and lae reserves	—	—	—	14.2	14.2
Interest expense on debt	—	0.5	—	13.1	13.6

Total expenses	558.1	198.0	25.0	42.4	823.5

Pretax income (loss)	$137.8	$43.6	$(4.4)	$(31.0)	$146.0

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
SUMMARY OF GAAP RATIOS AND PREMIUMS
(Unaudited)

Three Months Ended March 31, 2004

	OneBeacon
	Specialty	Personal	Commercial	Total Core	Total(1)	Reinsurance	Esurance
GAAP Ratios
Loss and LAE	48%	65%	62%	58%	63%	63%	74%
Expense	30%	32%	39%	33%	33%	30%	32%

Total Combined	78%	97%	101%	91%	96%	93%	106%

Dollars in millions
Net written premiums	$213.3	$160.3	$316.5	$690.1	$690.9	$203.4	$44.9
Earned premiums	$210.8	$169.2	$179.4	$559.4	$591.7	$204.5	$35.7

Three Months Ended March 31, 2003

		OneBeacon
	Specialty	Personal	Commercial	Total Core	Total(1)	Reinsurance	Esurance
GAAP Ratios
Loss and LAE	52%	69%	63%	62%	65%	64%	84%
Expense	32%	30%	37%	32%	32%	30%	50%

Total Combined	84%	99%	100%	94%	97%	94%	134%

Dollars in millions
Net written premiums	$171.3	$157.6	$120.5	$449.4	$493.8	$235.4	$24.4
Earned premiums	$160.9	$192.9	$109.1	$462.9	$569.1	$207.3	$18.7

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  Exhibit 99.1
WHITE MOUNTAINS BOOK VALUE PER SHARE RISES TO $309